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                                                                       EXHIBIT 5


                                                                 August 31, 1998

Board of Directors
Eastman Chemical Company
100 North Eastman Road
Kingsport, Tennessee 37660

Gentlemen:

                  I am the Associate General Counsel and Corporate Secretary of Eastman Chemical Company, a Delaware corporation (the "Company"), and am rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to $1,000,000,000 aggregate initial offering price of the Company's (i) common stock, $0.01 par value per share, including rights attached thereto to purchase shares of participating Preferred Stock pursuant to the Company's Stockholder Protection Rights Agreement (collectively, the "Common Stock"), (ii) preferred stock, par value $0.01 per share ("Preferred Stock") and
(iii) debt securities (the "Debt Securities"), which may be issued from time to time pursuant to Rule 415 under the Act. The Common Stock, Preferred Stock and Debt Securities are hereinafter referred to collectively as the "Securities".

                  I have examined such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion. Based upon the foregoing, I am of the opinion as follows:

                  (1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

                  (2) The Common Stock has been duly authorized and, when the Registration Statement has become effective under the Act, the terms of the issue and sale of the Common Stock have been duly established in conformity with the resolutions of the board of directors of the Company and the Company's Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Common Stock has been duly issued and sold as contemplated by the Registration




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Statement, the Common Stock will be validly issued, fully paid and nonassessable.

                  (3) The Preferred Stock has been duly authorized and, when the Registration Statement has become effective under the Act, appropriate Certificate of Designations amending the Company's Certificate of Incorporation relating to the Preferred Stock have been duly authorized and adopted and filed with the Secretary of State of the State of Delaware, the terms of the Preferred Stock and of their issuance and sale have been duly established in conformity with the resolutions of the board of directors of the Company and the Company's Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Preferred Stock has been duly issued and sold as contemplated by the Registration Statement, the Preferred Stock will be validly issued, fully paid and nonassessable.

                  (4) With respect to the Debt Securities, when the Registration Statement has become effective under the Act, the terms of the Debt Securities and of their issue and sale have been duly established in conformity with the resolutions of the board of directors of the Company and have been duly established in conformity with the Indenture, dated as of January 10, 1994, between the Company and The Bank of New York, as Trustee, as amended from time to time (the "Indenture"), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors's rights and to general equity principles.

                  I note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine



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the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under
Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

                  I am licensed to practice law in the State of Tennessee. The foregoing opinion is limited to the federal laws of the United States, the laws of the States of Tennessee and New York, and the General Corporation Law of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, with respect to all matters of New York law, I have relied on the opinion of New York counsel dated the date hereof, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

                  Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the related Indenture has been duly authorized, executed and delivered by the Trustee thereunder, assumptions which I have not independently verified.

                  I hereby consent to the use of this opinion for filing with the Registration Statement, including any and all amendments (including post-effective amendments) thereto and any related Rule 462(b) registration statements, as Exhibit (5) thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Theresa K. Lee




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